Immune Design Reports First Quarter 2016 Financial Results and Provides
Corporate Update

Company conference call at 1:30 p.m. PT Today

SEATTLE and SOUTH SAN FRANCISCO, May 10, 2016 - Immune Design (Nasdaq: IMDZ), a clinical-stage immunotherapy company focused on oncology, today reported financial results and a corporate review for the first quarter ended March 31, 2016.

“During the first quarter, we progressed both clinical product development and discovery research activities,” said Carlos Paya, M.D., Ph.D., president and chief executive officer of Immune Design. “We continued to enroll patients in randomized Phase 2 studies evaluating both of our lead immuno-oncology product candidates, CMB305 and G100, and we are initiating activities in the emerging field of neoantigen-based personalized therapies.”

Recent Highlights

Product Development Progress

Specific Antigen Approach: Targeting NY-ESO-1 positive Soft Tissue Sarcomas

•	LV305 Phase 1 single agent trial

◦
Enrollment is complete with sufficient follow-up of a large cohort of patients indicating a favorable safety profile and a positive signal in clinical endpoints such as progression-free survival (PFS) and survival.

◦	The complete data will be presented at the upcoming American Society of Clinical Oncology (ASCO) Annual Meeting.

•	CMB305 Phase 1 single agent trial

◦	Enrollment in the expansion arm is in progress.

◦	Thus far the safety profile is favorable, and a positive signal in PFS- related endpoints was observed.

◦	The Company plans to provide data at the Immune Design Company Update event in New York City on Wednesday, June 8.

◦	Immune Design recently received Orphan Designation from the FDA for this product.

•	CMB305 randomized Phase 2 trial

◦	Enrollment is ongoing in the 80-patient trial evaluating CMB305 with atezolizumab, Genentech’s anti-PD-L1 checkpoint inhibitor, versus atezolizumab alone.

◦	A first analysis is planned for the fourth quarter of this year.

Intratumoral Immune Activation Approach: Evaluation in Merkel cell carcinoma (MCC), Sarcoma and follicular non-Hodgkin Lymphoma (fNHL)

•	G100 single agent and in combination with radiation Phase 1 trial in MCC patients

◦	Enrollment has completed, with a consistent safety and clinical benefit profile.

◦	A thorough analysis of the tumor micro-environment before and after G100 injection demonstrates increased tumor inflammation (“hot” tumor).

◦	Full data set will be presented at the upcoming ASCO meeting.

•	G100 single agent and in combination with radiation Phase 1 trial in sarcoma patients

◦	Investigator-sponsored trial at the Fred Hutchinson Cancer Research Center is ongoing in sarcoma patients with accessible lesions.

◦	Evaluating dose response of G100 for safety, clinical signal and tumor micro-environment changes of a traditionally “cold” tumor.

◦	Initial data will be presented at the upcoming ASCO meeting.

•	G100 and low dose radiation in combination or not with Keytruda Phase 1/2 trial in fNHL

◦	Enrollment is ongoing in part 1: G100 dose-escalation.

◦	We expect enrollment for part 1 and part 2 (randomized with Keytruda) to be completed by year-end.

New Clinical Collaboration targeting Neoantigens with Gritstone Oncology

•
A collaboration announced on May 9, 2016 will involve the application of Immune Design’s ZVexTM discovery platform with Gritstone’s proprietary genomics and proteomics platform for identification of patient-specific tumor antigens to develop neoantigen-based immunotherapies.

Research Activities Progress

•	Immune Design is evaluating the ZVex IL-12 vector as a potential addition to its intratumoral activation approach.

•	Preclinical results were presented at the recent American Association for Cancer Research (AACR) annual meeting.

Financial Results

First Quarter

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Immune Design ended the first quarter of 2016 with $100.8 million in cash and investments, compared to $112.9 million as of December 31, 2015. Net cash used in operations for the three months ended March 31, 2016 was $12.1 million.

•	Net loss and net loss per share for the first quarter of 2016 were $12.3 million and $0.61, respectively, compared to $9.4 million and $0.56, respectively, for the first quarter of 2015.

•
Revenue for the first quarter of 2016 was $1.9 million and was attributable primarily to the Sanofi G103 (HSV2 therapeutic vaccine) collaboration established in the fourth quarter of 2014. Revenue for the first quarter of 2015 was similar, $1.9 million, and was attributable primarily to $1.8 million in collaboration revenue associated with Sanofi G103 collaboration and $0.1 million in product sales.

•
Research and development expenses for the first quarter of 2016 were $10.6 million, compared to $7.5 million for the first quarter of 2015. The $3.1 million increase was primarily attributable to continuing advancement of Immune Design’s ongoing research and development programs, including ongoing Phase 1 and Phase 2 clinical trials.

•
General and administrative expenses did not materially differ over the comparative periods. For the first quarter of 2016 general and administrative expenses were $3.9 million, compared to $3.8 million for the first quarter of 2015.

Conference Call Information

Immune Design will host a conference call and live audio webcast this afternoon at 1:30 p.m. Pacific time / 4:30 p.m. Eastern time to discuss the first quarter 2016 financial results and provide a corporate update.

The live call may be accessed by dialing 844-831-3023 for domestic callers and 920-663-6275 for international callers. A live webcast of the call will be available online from the investor relations section of the company website at http://ir.immunedesign.com/events.cfm and will be archived there for 90 days. A telephone replay of the call will be available for five days by dialing 855-859-2056 for domestic callers or 404-537-3406 for international callers and entering the conference code: 5116479.

An archived copy of the webcast will be available on Immune Design's website beginning approximately two hours after the conference call. Immune Design will maintain an archived replay of the webcast on its website for at least 30 days after the conference call.

About Immune Design

Immune Design is a clinical-stage immunotherapy company employing next-generation in vivo approaches to enable the body's immune system to fight disease. The company's technologies are engineered to activate the immune system's natural ability to generate and/or expand antigen-specific cytotoxic T cells, while also enhancing other immune effectors, to fight cancer and other chronic diseases. CMB305 and G100, the two-pronged focus of Immune Design's ongoing immuno-oncology clinical programs, are the product of its two synergistic discovery platforms, ZVexTM and GLAASTM. Both ZVex and GLAAS also have potential applications in infectious disease and allergy as demonstrated by ongoing pharmaceutical collaborations. Immune Design has offices in Seattle and South San Francisco. For more information, visit www.immunedesign.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Immune Design’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about the progress, timing and scope of clinical trials for Immune Design’s product candidates and the reporting of clinical data regarding Immune Design’s product candidates. Many factors may cause differences between current expectations and actual results including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrolment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, failure of Immune Design’s collaborators to support or advance collaborations or product candidates and unexpected litigation or other disputes. Other factors that may cause Immune Design’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Immune Design’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections contained therein. Except as required by law, Immune Design assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Immune Design Corp.
Selected Balance Sheet Data
(In Thousands)

	March 31, 2016	December 31, 2015
	(unaudited)
Cash and cash equivalents	$54,762	$112,921
Short-term investments	46,068	—
Total assets	105,056	116,145
Total current liabilities	5,935	7,111
Total stockholders' equity	99,054	108,993

Condensed Consolidated Statements of Operation and Other Comprehensive Income (Loss) Data (unaudited)
(In Thousands Except Per Share Amounts)

	Three Months Ended
	March 31,
	2016	2015
Revenues:
Product sales	$7	$89
Collaborative revenue	1,856	1,849
Total revenues	1,863	1,938
Operating expenses:
Cost of product sales	22	79
Research and development	10,570	7,463
General and administrative	3,914	3,802
Total operating expenses	14,506	11,344
Loss from operations	(12,643)	(9,406)
Interest and other income	349	—
Net loss	$(12,294)	$(9,406)
Other comprehensive income (loss):
Unrealized gain on investments	20	—
Other comprehensive loss	(12,274)	(9,406)
Basic and diluted net loss per share	$(0.61)	$(0.56)
Weighted-average shares used to compute basic and diluted net loss per share	20,153,202	16,944,871

Media Contact
Julie Rathbun
Rathbun Communications
julie@rathbuncomm.com
206-769-9219

Investor Contact
Shari Annes
Annes Associates
sannes@annesassociates.com
650-888-0902
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